                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        -------------------------------

                                    FORM 11-K

                 ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        -------------------------------


         (Mark One)

         [X] Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (No fee required, effective October 7,
                  1996). For the fiscal year ended December 31, 1998.

                                       OR

         [ ] Transition report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (No Fee Required). For the transition period from ____________________ to ____________________


                                    333-43021
                             ----------------------
                             Commission file number



                        -------------------------------

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                        VALLEY INDEPENDENT BANK FLEXPLUS
                             RETIREMENT SAVINGS PLAN

B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                    VIB Corp
                                1498 Main Street
                           El Centro, California 92243
                                 (760) 337-3200


                        -------------------------------

                              REQUIRED INFORMATION

         This annual report on Form 11-K is being filed concurrently with a Registration Statement of Form S-8 which registers participants' interests in the Valley Independent Bank Flexplus Retirement and Savings Plan (the "Plan") pursuant to General Instruction A(2)(ii) of Form S-8.

         The Plan is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). Therefore, in lieu of the requirements of Items 1 - 3 of Form 11-K, the financial statements and supplemental schedules of the Plan for the fiscal year ended December 31, 1998, which have been prepared pursuant to the financial reporting requirements of ERISA, are attached hereto as Exhibit 99.1 and incorporated herein by this reference.

EXHIBITS



EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
  23.1           Consent of Vavrinek, Trine, Day & Co., LLP, Independent
                 Accountants.

  99.1 Financial Statements and Supplemental Schedules of the Plan for the fiscal year ended December 31, 1998.




                                   SIGNATURES

         The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  November 29, 1999                By:      /s/  Harry G. Gooding, III
                                                 ------------------------------
                                        Name:    Harry G. Gooding, III
                                        Title:   Executive Vice President and
                                                 Chief Financial Officer







                                       2